Exhibit 99.2

TONNER-ONE WORLD SIGNS LICENSING REPRESENTATION AGREEMENT WITH
FIREFLY BRAND MANAGEMENT

ONE WORLD HOLDINGS, INC. – Houston, Texas – [OTCBB: OWOO] January 26, 2016.  Tonner-One World, subsidiary of One World Holdings, Inc., announced today that it has just entered into a 3-year agreement with Firefly Brand Management, a full-service brand management and licensing agency.

"Firefly is excited to be the exclusive licensing agency for Prettie Girls! dolls. With the successful 2015 launch of Prettie Girls! Tween Scene dolls at Walmart stores across the nation we are excited to begin the process of expansion into licensed categories such as bedding, children's apparel, mobile gaming, educational products and entertainment to name a few," said Cynthia Modders, CEO of Firefly. "The characteristic of Prettie Girls! we find most attractive is the representation of values, kindness, positivity, health and fitness as the cornerstone of their brand DNA. We anticipate the success of the Prettie Girls! product lines will spread quickly through multiple category segments," she added.

"We were extremely pleased when Firefly contacted us about representing the Prettie Girls! brand. As our first major deal under the Tonner-One World flag, we are thrilled that a company with such an impressive roster of children's product clients such as Mr. Bubbles, Etch-a-Sketch, Subway Surfers mobile game, Puggo and Skippy peanut butter, has become a part our team," stated Corinda Joanne Melton, CEO of One World Holdings, Inc. "Our 2016 focus on brand expansion and increasing revenues via alternative income streams begins with a strong licensing initiative, and Firefly is the perfect partner lead this charge," she added.
About Firefly Brand Management
Founded in 2009, Firefly Brand Management is a global business development company specializing in Intellectual Properties for entertainment and consumer product applications.

About The Prettie Girls!
The Prettie Girls!™, are a collection of fashion play dolls diverse in culture, interests, and style. McBride-Irby, former Mattel® designer most notably known as creator of the So In Style® dolls (the first African-American dolls by Mattel), designed the Prettie Girls! as unique works of art for a growing market yearning for something new to experience. The Prettie Girls! capture the essence of positive values and attributes that every little girl can embrace.  "Prettie" stands for P(ositive) R(espectful) E(nthusiastic) T(ruthful) T(alented) I(nspiring) E(xcellent).

More information about Stacey McBride-Irby, Trent T. Daniel, and The One World Doll Project, can be found at www.oneworlddolls.com.

For investor relations,
One World Holdings, Inc.
ir@oneworlddolls.com
(281) 497-1311
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Notice Regarding Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements that include the words "believes," "expects," "anticipate" or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to differ materially from those expressed or implied by such forward-looking statements. In addition, description of past success, either financial or strategic, is no guarantee of future success. This news release speaks as of the date first set forth above; and the Company expressly disclaims responsibility to update the information included herein for events occurring after the date hereof.